Exhibit 10.13

AMERICAN TOWER RETIREMENT PLAN

FOR STEVEN B. DODGE

Effective as Of December 31, 2003

ARTICLE 1

Purpose

The purpose of the American Tower Retirement Plan For Steven B. Dodge (the “Plan”) is to provide a retirement benefit to Steven B. Dodge (the “Participant”) in recognition of his significant contributions to American Tower Corporation (the “Company”), including but not limited to its founding, and in consideration of his entering into the agreements set forth herein.

ARTICLE 2

Benefits

2.1 Amount of Benefit. The Company will pay a retirement benefit to the Participant in the amount of $1,365,000.00 (the “Retirement Benefit”).

2.2 Time and Manner of Payment. The Retirement Benefit shall be paid to the Participant in a lump sum, minus withholdings as required by law, as soon as practicable after his termination of full-time employment with the Company.

ARTICLE 3

Non-Solicitation and Non-Competition

3.1 Non-solicitation. Participant agrees that for the period December 31, 2003 through December 31, 2005, Participant shall not, directly or indirectly, alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by Participant to solicit, any employee of the Company (or its affiliates) to leave the Company (or its affiliates) or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Participant to solicit for employment, hire or engage as an independent contractor, any person who was employed by or who performed services for the Company (or its affiliates) at any time during the Participant’s employment with the Company; provided, however, that this Section 3.1(ii) shall not apply to the solicitation of any individual whose employment with or services for the Company (or its affiliates) has been terminated for a period of ninety days or longer, or to the solicitation of any employee whose earnings or compensation while employed by the Company (or its affiliates) did not exceed one hundred thousand dollars per year.

3.2 Non-competition. Participant agrees and acknowledges that for the period December 31, 2003 through December 31, 2006, Participant shall not render services of any kind to any telecommunications infrastructure company (however organized), directly or indirectly, anywhere in the world, involved in the ownership, construction, operation, management, support or acquisition of communication sites or any business in which the Company (or its affiliates) operates during such period. In the event that this Section 3.2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, over too large a geographic area or over too great a range of activities, it shall be interpreted to extend over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

3.3 Violation of Article 3. In the event of a violation of either Section 3.1 or Section 3.2, Participant acknowledges that the Company (and its affiliates) will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Company (and its affiliates). Therefore, Participant consents to enforcement of the provisions of either or both of Section 3.1 and Section 3.2 by means of a temporary or permanent injunction and other equitable relief in any competent court, in addition to any other remedies the Company (and its affiliates) may have under this Plan or otherwise.

ARTICLE 4

Administration and Miscellaneous

4.1 Administration. The Company shall be responsible for the administration of the Plan and shall be the “plan administrator,” as that term is used in the Employee Retirement Income Security Act of 1974, as amended. As plan administrator, the Company is authorized to interpret and construe any provision of this Plan and to make all other determinations necessary or advisable for the administration of this Plan. Determinations, interpretations or other actions made or taken by the Company acting in its capacity as plan administrator shall be final and binding for all purposes.

4.2 Plan Unfunded. The Plan constitutes a mere promise by the Company to make benefit payments to the Participant in the future in accordance with the terms hereof, and such Participant shall have only the status of a general unsecured creditor of the Company. Any amounts payable under the Plan shall be paid out of the general assets of the Company and the Participant shall be deemed to be a general unsecured creditor of the Company.

4.3 No Trust Required. Nothing in the Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.

4.4 Participation in Other Plans. Nothing contained in this Plan shall affect any right that the Participant may otherwise have to participate in any other retirement plan or arrangement that the Company may now or hereafter have or adopt.

4.5 Right to Amend or Terminate. The Company, by action of its Board, reserves the right at any time and from time to time to amend or terminate the Plan.

4.6 Construction. The provisions of this Plan shall be construed, administered and enforced according to the laws of the United States of America insofar as they may be applicable and otherwise according to the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, American Tower Corporation has caused this Plan to be duly adopted in its name and on its behalf this 31st day of December, 2003.

AMERICAN TOWER CORPORATION

By:	/s/ James D. Taiclet
Its:	CEO

I hereby acknowledge, accept and agree to all of the terms and conditions of this Plan.

By:	/s/ Steven B. Dodge	Date: 01/23/04
Steven B. Dodge